Exhibit 4.1

AS OF THE DATE THIS CERTIFICATE WAS ORIGINALLY ISSUED, THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) EXCEPT PURSUANT TO (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE SECURITIES LAWS OR (2) AN EXEMPTION FROM SUCH REGISTRATION, THE AVAILABILITY OF WHICH, IF REQUESTED BY THE ISSUER, SHALL BE THE SUBJECT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER.

WARRANTS TO PURCHASE COMMON STOCK
OF
TRANSMONTAIGNE INC.

Issue Date: November 23, 2004	Certificate No.: W–1
Certificate for 5,500,000 Warrants

For value received, TransMontaigne Inc., a Delaware corporation (the “Company”), hereby grants to Morgan Stanley Capital Group Inc., its successors, transferees and assigns (each, a “Holder”) the number of Warrants set forth above (each, a “Warrant”).  Subject to the adjustments and on the terms and conditions hereinafter set forth, each Warrant entitles the Holder thereof to purchase from the Company, at any time and from time to time on or after the earlier to occur of (a) March 1, 2005 and (b) the date immediately preceding the occurrence of a Reorganization (as defined below) (the “Initial Exercise Date”) through and including 5:00 p.m., Denver, Colorado time, on March 1, 2010 (the “Expiration Date”), one share (each, a “Warrant Share”) of common stock, par value $0.01 per share of the Company (the “Common Stock”), at the exercise price per Warrant equal to $6.60 (the “Warrant Price”).  The number and kind of Warrant Shares for which a Warrant is exercisable and the Warrant Price shall be subject to adjustment, from time to time, as set forth below.

Section 1.                                            Definitions.

(a)  “Affiliate” means, with respect to any specified entity, any other entity directly or indirectly controlling, controlled by or under direct or indirect common control with such specified entity. For the purposes of this definition, “control” when used with respect to any specified entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For purposes of this definition, the term “entity” includes a corporation, partnership, limited partnership, limited liability company, association, joint stock company, trust or joint venture, but not an individual human being.

(b)  “Certificate” means this certificate or any other certificate, which from time to time may represent the outstanding Warrants.

(c)  “Common Stock” has the meaning set forth in the preamble hereto.

(d)  “Company” has the meaning set forth in the preamble hereto.

(e)  “Current Market Price” at any date (the “Computation Date”), with respect to any security, shall mean the average of the Quoted Prices of such security for each of the 20 consecutive trading days ending on the last trading day before the Computation Date; provided, however, that if there shall have occurred prior to the Computation Date any event described in Section 10.1 or 10.5 that shall have become effective with respect to market transactions at any time (the “Market–Effect Date”) on or after the beginning of such 20 trading day period, the last reported per share sales price for each trading day preceding the Market–Effect Date shall be adjusted, for purposes of calculating such average, to ensure that the effect of such event on the market price of such security shall, as nearly as possible, be eliminated in order that the distortion in the calculation of the Current Market Price may be minimized.  In the absence of one or more such quotations, the Company and the Holders shall retain an Independent Financial Expert to determine on a good faith basis the Current Market Price, which determination shall be conclusive and binding upon the Company and each Holder, absent manifest error.

(f)  “Determination Date” means with respect to any security, (i) the effective date with respect to a subdivision, combination or reclassification of such security and (ii) the date on which such security trades “ex–dividend”, “ex–distribution” or “ex–rights”, as applicable, with respect to any dividend or other distribution to which Section 10 applies, on the American Stock Exchange or, if such security is not then listed on the American Stock Exchange, on the principal national or regional stock exchange or market on which such security is then listed or quoted.

(g)  “Exchange Act” means the Securities Exchange Act of 1934.

(h)  “Expiration Date” has the meaning set forth in the preamble hereto.

(i)  “Extraordinary Cash Dividend” has the meaning set forth in Section 10.1(b)(iii).

(j)  “Fully–Diluted Basis” means all outstanding shares of Common Stock, plus all shares of Common Stock issuable upon exercise, conversion or exchange of all options, warrants, stock purchase rights or similar securities exercisable into, exchangeable for, or convertible into Common Stock, including, without limitation, the Warrant Shares issuable upon exercise of the Warrants.

(k)  “Holder” has the meaning set forth in the preamble hereto.

(l)  “HSR Act” means the Hart–Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(m)  “Initial Exercise Date” has the meaning set forth in the preamble hereto.

(n)  “Institutional Investor Registration Rights Agreement” means the Amended and Restated Institutional Investor Registration Rights Agreement, dated as of June 27, 2002, by and among the Company and the entities listed on the signature pages thereto, as amended from time to time.

(o)  “Independent Financial Expert” means a financial expert mutually satisfactory to a majority of Holders and the Company that does not (or whose directors or executive officers do not) have a direct or indirect financial interest in the Company or any of its Affiliates, which has not been for at least two years and, at the time it is called upon to provide a valuation of any security pursuant to the terms hereof is not (and none of its directors or executive officers is), a promoter, director, or officer of the Company or any of its subsidiaries.  The Independent Financial Expert may be compensated and indemnified by the Company for opinions or services that it provides as an Independent Financial Expert.

(p)  “Lion Oil” means the Lion Oil Company, an Arkansas corporation, in which the Company owns a minority equity interest.

(q) “Product Supply Agreement” means the Product Supply Agreement, dated as of November 4, 2004, by and between the Company’s wholly–owned subsidiary, TransMontaigne Product Services Inc., and Morgan Stanley Capital Group Inc., as amended from time to time.

(r)  “Quoted Price” on any day, with respect to any security, means the last reported per share sales price of such security (or, if no sales prices are reported, the average of the low bid and high ask prices) on the American Stock Exchange on such day or, in the event such security is not listed on the American Stock Exchange, on the principal national or regional stock exchange or market on which such security is then listed or quoted.  In the absence of one or more such quotations, the Company and the Holders shall retain an Independent Financial Expert to determine the Quoted Price, which determination shall be binding and conclusive upon the Company and each Holder, absent manifest error.

(s)  “Registrable Securities” has the meaning set forth in Section 12.

(t)  “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and between the Company and Morgan Stanley Capital Group Inc., as amended from time to time.

(u)  “Reorganization” has the meaning set forth in Section 10.5(a)(i).

(v)  “Securities Act” means the Securities Act of 1933, as amended.

(w)  “Spread” means, with respect to any security, the Quoted Price of such security less the Warrant Price as adjusted pursuant to the terms hereof.

(x)  “Warrant(s)” has the meaning set forth in the preamble hereto.

(y)  “Warrant Price” has the meaning set forth in the preamble hereto.

(z)  “Warrant Shares” has the meaning set forth in the preamble hereto.

Section 2.                                            Transfer and Exchange.

Section 2.1  Transfer.  Subject to compliance with the terms hereof and of applicable law, including the Securities Act, and the rules and regulations promulgated thereunder and any applicable state securities laws, the Warrants may be transferred in whole or part, at any time and from time to time upon delivery of this Certificate, accompanied by a written instrument or instruments of transfer in form reasonably acceptable to the Company, duly executed by the Holder or by the duly appointed legal representative thereof or by a duly authorized attorney; provided, that, so long as the Product Supply Agreement has not been terminated or expired on its terms, this Certificate and the Warrants represented hereby may not be transferred, directly or indirectly through merger, sale of equity interests of a Holder or otherwise, to a transferee that is not an Affiliate of Morgan Stanley Capital Group Inc.

Section 2.2  Exchange. At any time and from time to time, this Certificate may be exchanged at the option of the Holder for another Certificate or Certificates of like tenor and representing in the aggregate the right to purchase, a like number of Warrant Shares.  Such request must be in writing, delivered to the Company, and be accompanied by this Certificate properly endorsed at the principal office of the Company.  As soon as practicable and in any event within five business days after a request in accordance with this Section 2.2, the Company shall cancel this Certificate and cause to be delivered to the Holder, without charge therefor, such new Certificate or Certificates of like tenor and representing in the aggregate the right to purchase a like number of Warrant Shares at the Warrant Price, in each case as adjusted pursuant to the terms hereof.

Section 3.                                            Exercise of Warrants.

(a)  Subject to the terms hereof, each Warrant may be exercised at any time, and from time to time, in whole or in part, at the option of the Holder, on or after the Initial Exercise Date through and including the Expiration Date.  Each Warrant shall initially be exercisable in whole or in part for one share of Common Stock, for an exercise price per share equal to the Warrant Price, by surrender of this Certificate at the principal office of the Company with the form of election to purchase attached hereto duly completed, signed and accompanied by payment in full of the aggregate Warrant Price for the Warrants being exercised.  Payment of the Warrant Price may be made by (i) wire transfer or certified or bank check payable to the order of the Company in immediately available funds; (ii) exchanging that number of shares of Common Stock equal to the result of (A) the product of the Warrant Price multiplied by the number of Warrants being exercised, divided by (B) the Quoted Price of the Common Stock on the date immediately preceding the exercise date; (iii) surrendering to the Company for cancellation a number of Warrants having an aggregate Spread (determined with reference to the Quoted Price of the Common Stock on the date immediately preceding the exercise date) equal to the product of the Warrant Price multiplied by the number of Warrants being exercised; or (iv) any combination of the foregoing.

(b)  As promptly as practicable after the exercise of any Warrant (or portion thereof), and in any event within five business days thereafter, the Company shall issue and cause to be delivered to, the Holder or such Holder’s nominee in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares to which such Holder shall be entitled, together with cash, as provided in Section 10 hereof, in lieu of any fraction of a Warrant Share otherwise issuable upon such exercise.  If, at any time prior to the Expiration Date, less than all of the Warrants represented by this Certificate are exercised (or surrendered in connection with a payment pursuant to Section 3(a)(iii) hereof), a new Certificate evidencing the remaining Warrants shall be issued by the Company and the Company shall cause such Certificate to be delivered to the Holder, or its nominee(s), without charge therefor, concurrently with the delivery of the Warrant Shares to the Holder pursuant to this Section 3(b).

Section 4.                                            Investment Intent; Restrictive Legends.  Neither the Warrants nor the Warrant Shares have been registered under the Securities Act, or state securities laws.  The Holder, by receipt and acceptance of this Certificate and the Warrants represented hereby, represents and warrants that the Warrants and the Warrant Shares are being acquired as an investment and not with a view to the distribution thereof, and understands and acknowledges that the Warrants and the Warrant Shares shall bear a restrictive legend substantially as set forth below, until with respect to the Warrant Shares, the effectiveness of a registration covering such shares:

“AS OF THE DATE THIS CERTIFICATE WAS ORIGINALLY ISSUED THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) EXCEPT PURSUANT TO (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE SECURITIES LAWS OR (2) AN EXEMPTION FROM SUCH REGISTRATION, THE AVAILABILITY OF WHICH, IF REQUESTED BY THE ISSUER, SHALL BE THE SUBJECT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER.”

Section 5.                                            Representations and Warranties and Covenants of the Company

Section 5.1  Non–Contravention. The Company represents and warrants to each Holder that the execution, delivery and issuance of this Certificate and the Warrants represented hereby, the Company’s performance of its obligations hereunder as of the date hereof, and the issuance of the Warrant Shares, upon exercise and payment therefor at the original Warrant Price of the Warrants, do not and will not, with or without the giving of notice, the lapse of time or both,

(a)  contravene or conflict with the Company’s Certificate of Incorporation or By–laws;

(b)  contravene, conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree in effect on the original issue date of the Warrants and binding upon or applicable to the Company;

(c)  contravene, conflict with, constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled, under any provision of any material, contract, indenture, lease or other instrument in effect on the original issue date of the Warrants and binding upon the Company; or

(d)  contravene, conflict with, constitute a violation of, a default under, give rise to the acceleration of any right of a holder of a security of the Company outstanding on the original issue date of the Warrants, or any obligations of the Company to a holder of a security of the Company outstanding on the original issue date of the Warrants or trigger any adjustment to the economic terms of any security of the Company outstanding on the original issue date of the Warrants, including, without limitation, any right, obligation or adjustment that would allow the holder of any security of the Company, immediately after

(i)             the execution, delivery and issuance of this Certificate and the Warrants represented hereby,

(ii)          the performance by the Company of any of its obligations hereunder as of the date hereof, or

(iii)       the issuance of the Warrant Shares upon exercise and payment therefor at the original Warrant Price of the Warrants,

to convert such security into, exercise such security for, or otherwise acquire, (A) any security of the Company at a lower price than such holder was entitled to acquire such security, or (B) a greater number of securities of the Company, than such holder was entitled to acquire, in each case, immediately prior to such event.

Section 5.2  Number of Outstanding Shares on a Fully Diluted Basis.  The Company represents and warrants to each Holder that, as of the date the Warrants were originally issued, the number of shares of Common Stock outstanding on a Fully Diluted Basis is 59,209,078, consisting of (a) 41,633,590 shares of validly issued and outstanding shares of Common Stock, (b) 5,500,000 shares of Common Stock issuable upon exercise of the Warrants, in full; (c) 11,208,588 shares of Common Stock  issuable upon conversion of all outstanding shares of the Company’s Series B Redeemable Convertible Preferred Stock; and (d) 866,900 shares of Common Stock issuable pursuant to all outstanding rights, options or other awards under any stock option or incentive plan of the Company.

Section 5.3  Consent of Institutional Investors.  The Company represents and warrants to each Holder that the Company has obtained from each Institutional Investor (as defined in the Institutional Investor Registration Rights Agreement) a written consent acknowledging and permitting the creation of the rights and obligations of the Company and the Holders under the Registration Rights Agreement.

Section 6.                                            Payment of Taxes.  The Company shall pay all documentary stamp or other similar taxes and governmental charges that may be imposed with respect to, the issuance or delivery of this Certificate, the Warrants, the Warrant Shares or any other property to which any Holder is entitled to receive upon exercise of a Warrant, in whole or in part; provided the Company shall have no obligation to pay any taxes imposed on the income or capital gain of any Holder or similar taxes imposed on any Holder, all of which shall be the sole responsibility of such Holder. The Company shall not, however, be required to pay any taxes payable in connection with any transfer involved in the issuance or delivery of any Warrants or Warrant Shares in a name other than that of the Holder in respect of which such Warrant Shares are issued.  The Company may refuse to deliver the certificates representing the Warrant Shares being issued in a name other than the Holder’s name until the Company receives a sum sufficient to pay any tax that will be due because such shares are to be issued in a name other than the Holder’s name.

Section 7.                                            Mutilated or Missing Certificates.  If this Certificate is mutilated, lost, stolen or destroyed, the Company shall issue in exchange and substitution for and upon cancellation of the mutilated Certificate, or in lieu of and substitution for the Certificate lost, stolen or destroyed, a new Certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and, in the case of a lost, stolen or destroyed Certificate, an indemnity, reasonably satisfactory to the Company, to hold the Company harmless as a result of any such delivery.

Section 8.                                            Reservation of Warrant Shares, Obtaining of Governmental Approvals and Stock Exchange Listings.

Section 8.1  Reservation of Warrant Shares.  The Company shall at all times, from and after the original issue date of the Warrants, keep reserved and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or authorized Common Stock held in its treasury, solely for the purpose of issuance upon exercise of the Warrants, the number of shares of Common Stock and, in the case of any adjustment made pursuant to Section 10, out of the applicable authorized but unissued class and series of other securities, if any, sufficient to provide for the full exercise of the Warrants.  The Company covenants that all Warrant Shares issued upon exercise of the Warrants will, upon issuance in accordance with the terms hereof, be duly authorized, validly issued, fully paid and nonassessable and free from pre–emptive rights, and all taxes, liens, charges, security interests and other encumbrances other than liens, charges, security interests and other encumbrances created by the person or entity to whom the Warrant Shares are issued.

Section 8.2  Governmental Approvals and Stock Exchange Listings.  The Company will (i) obtain and keep effective any and all permits, consents and approvals of federal or state governmental agencies and authorities and make all filings under federal and state securities laws, that are required in connection with the issuance and delivery of this Certificate and the Warrants represented hereby, the exercise of the Warrants and the issuance and delivery of the Warrant Shares issued upon exercise of each Warrant, and (ii) have the Warrant Shares, upon their issuance, listed on each securities exchange on which the Common Stock and any other securities included in Warrant Shares are then listed.

Section 8.3  HSR Act, Etc.  If any Holder’s intended exercise of the Warrants, in whole or in part (along or with other proposed acquisitions of Common Stock or other securities of the Company), would or might be subject to the HSR Act, each of the Company and such Holder shall promptly comply with any applicable requirements under the HSR Act relating to the filing and furnishing of information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and shall cooperate, and cause all persons which are part of the same “person” (as defined in the HSR Act) as the Company or Holder, as the case may be, to cooperate and assist in such filing.  In addition, each of the Company and such Holder shall promptly comply with any applicable anti–trust or anti–competitive statutory or other legal requirements relating to the submission of information for approval by a governmental competition authority or agency in a foreign jurisdiction where the Company is then doing business.  Notwithstanding any provision hereof to the contrary, neither the Company nor any Holder shall have any obligation hereunder to take any steps or incur any expense to comply with any proposed order or declaration, including the institution or defense of litigation or if compliance with any such order or declaration shall require the disposition of assets or otherwise.  The Company and the Holders shall each pay one–half of any and all governmental fees associated with any HSR or foreign filing; provided, that, each party shall be responsible for any and all other costs, fees and expenses incurred by such party, including any fees and expenses of attorneys and accountants retained by such party.

Section 9.                                            Cancellation of Warrants.  If the Company purchases or otherwise acquires any Warrant, the Company shall cancel such Warrant, and any Warrant surrendered for exchange, substitution, transfer or exercise in whole or in part.

Section 10.                                      Adjustment of Warrant Price and Number and Kind of Warrant Shares.  The number and kind of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment from time to time, after the original issue date of the Warrants, without regard to whether or not the Warrants are then exercisable, upon the happening of certain events, as described below.  Such adjustments shall be cumulative and made successively on each and every occasion that any event requiring any such adjustment shall occur.  This Certificate need not be changed because of any adjustment made hereunder, and the Certificate(s) outstanding at the time of such adjustment or issued after such adjustment may state the same Warrant Price and the same number of and kind of Warrant Shares as are stated in the Certificate(s) prior to such adjustment, provided, that, upon a request by such Holder in accordance with Section 2.2 hereof, the Company shall issue another Certificate or Certificates reflecting any such adjustments.

Section 10.1  Mechanical Adjustments.

(a)  Adjustment for Change in Capital Stock.  If after the date hereof, the Company:

(i)             pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, or pays a dividend or makes a distribution on any other class or series of its capital stock, which distribution includes shares of its Common Stock;

(ii)          subdivides the outstanding shares of its Common Stock into a greater number of shares;

(iii)       combines the outstanding shares of its Common Stock into a smaller number of shares;

(iv)      makes a distribution on its Common Stock in shares of its capital stock; or

(v)         issues by reclassification of its Common Stock any shares of its capital stock (other than (a) rights, warrants, convertible securities or options for its capital stock or shares of Common Stock held in treasury for the Company’s equity compensation plan or (b) shares issued pursuant to a reclassification in connection with a Reorganization which shall be governed by Section 10.5);

then the following adjustments shall be made.  In the case of an event referred to in clause (i), (ii) and (iii) of this Section 10.1(a), (x) the number and kind of Warrant Shares, as to which each Warrant may be exercised, in any case, in effect immediately prior to such action shall be adjusted so that the Holder of each Warrant thereafter may receive the number of shares of Common Stock and the number of shares and kind of the Company’s other capital stock that such Holder would have owned immediately following such action if such Holder had exercised such Warrant immediately prior to such action or any record date with respect thereto and (y) the Warrant Price in effect immediately prior to such action shall be adjusted by dividing such Warrant Price, (i) in the case of Section 10.1(a)(i), by one plus the number of shares of Common Stock issued as a dividend or distributed in respect of each share of Common Stock under Section 10.1(a)(i) or (ii) in the case of Section 10.1(a)(ii), by the number of shares of Common Stock into which each share of Common Stock is subdivided, and (iii) in the case of an adjustment pursuant to Section 10.1(a)(iii), by the number of shares of Common Stock into which each share of Common Stock is combined. In the case of a distribution referred to in Section 10.1(a)(iv) or a reclassification referred to in Section 10.1(a)(v), no adjustment shall be made in the Warrant Price, and each Warrant included herein shall be exercisable for one share of Common Stock and the number of shares of capital stock distributed in respect of each share of Common Stock or for the capital stock into which each share of Common Stock shall have been reclassified, as the case may be, in each case for the Warrant Price in effect immediately prior to such distribution or reclassification.  In no event shall this Section 10 apply to any conversion of the Company’s Series B Redeemable Convertible Preferred Stock pursuant to the terms and conditions of the Company’s Series B Redeemable Convertible Preferred Stock as in effect on the date this Warrant was originally issued.  An adjustment pursuant to this Section 10.1(a) shall become effective immediately after the applicable Determination Date.

(b)  Adjustment for Extraordinary Cash Dividends or Other Distribution.

(i)             If, after the date hereof, the Company distributes to all holders of its Common Stock, Extraordinary Cash Dividends, the number of Warrant Shares for which each Warrant is exercisable shall be adjusted as provided in Section 10.1(c) hereof and the Warrant Price shall be adjusted, in accordance with the following formula:

R’ = R x M–F
M

where:

R’ =                          the adjusted Warrant Price;

R =                              the current Warrant Price;

M =                          the Current Market Price; and

F =                               the amount of the Extraordinary Cash Dividends distributed in respect of each share of Common Stock on the Determination Date to which this Section 10.1(b) is being applied.

(ii)          The adjustment pursuant to this Section 10.l(b) shall become effective immediately after the Determination Date for the distribution to which this Section 10.1(b) applies.

(iii)       For purposes of this Section 10.1(b), the term “Extraordinary Cash Dividend” means any cash dividend with respect to the shares of Common Stock the per share amount of which, together with the aggregate per share amount of cash dividends on the Common Stock to be aggregated with such cash dividend in accordance with the provisions of this paragraph, equals or exceeds the threshold percentages set forth in items (A) or (B) below:

(A)                              If a cash dividend is declared on the Common Stock, the per share amount of which, together with the aggregate per share amounts of all cash dividends on the Common Stock with Determination Dates occurring in the 85 consecutive day period ending on the date immediately prior to the date on which the Common Stock begins trading ex–dividend with respect to the cash dividend to which this provision is being applied equals or exceeds 5% of the average of the Quoted Prices of the Common Stock during the period beginning on the date immediately after the first such Determination Date in such period and ending on the date immediately prior to the Determination Date with respect to the cash dividend to which this provision is being applied (except that if no other cash dividend has had a Determination Date occurring in such period, the period for calculating the average of the Quoted Prices of the Common Stock shall be the period commencing 85 days immediately prior to the date prior to the Determination Date with respect to the cash dividend to which this provision is being applied), such cash dividend together with each other cash dividend with a Determination Date occurring in such 85 day period shall be deemed to be an Extraordinary Cash Dividend and for purposes of applying the formula set forth above in this Section 10.1(b), the value of “F” shall be equal to (x) the aggregate amount of such cash dividend together with the amounts of the other cash dividends with Determination Dates occurring in such period minus (y) the aggregate amount of such other cash dividends with Determination Dates occurring in such period for which a prior adjustment in the Warrant Price was previously made under this Section 10.l(b).

(B)                                If a cash dividend is declared on the Common Stock, the per share amount of which together with the aggregate per share amounts of all cash dividends on the Common Stock with Determination Dates occurring in the 365 consecutive day period ending on the date immediately prior to the Determination Date with respect to the cash dividend to which this provision is being applied equals or exceeds 5% of the average of the Quoted Prices during the period beginning on the date immediately after the first such Determination Date in such period and ending on the date immediately prior to the Determination Date with respect to the cash dividend to which this provision is being applied (except that if no other cash dividend has had a Determination Date occurring in such period, the period for calculating the average of the Quoted Prices shall be the period commencing 365 days prior to the date immediately prior to the Determination Date with respect to the cash dividend to which this provision is being applied), such cash dividend together with each other cash dividend with an Determination Date occurring in such 365 day period shall be deemed to be an Extraordinary Cash Dividend and for purposes of applying the formula set forth above in this Section 10.1(b), the value of “F” shall be equal to (x) the aggregate amount of such cash dividend together with the amounts of the other cash dividends with Determination Dates occurring in such period minus (y) the aggregate amount of such other cash dividends with Determination Dates occurring in such period for which a prior adjustment in the Warrant Price was previously made under this Section 10.1(b).

(iv)      In the event that, with respect to any distribution to which this Section 10.1(b) would otherwise apply, the amount represented by “M–F” as defined in the above formula is less than 25% of the Current Market Price on the Determination Date to which this Section 10.1(b) is being applied or “F” is greater than “M,” then the adjustment provided by this Section 10.1(b) shall not be made and in lieu thereof the provisions of Section 10.5(a) (without reference to Section 10.5(b)) shall apply to such distribution.  No adjustment shall be made under this Section 10.1(b) if the application of the formula stated above would result in a value of R’ that is higher than the value of R.

(v)         If, after the date hereof, the Company distributes to all holders of its Common Stock property or assets of the Company or of any other entity or any debt or equity securities or any rights, warrants, convertible securities or options to purchase securities of any other entity (corporation, partnership, limited liability or similar entity), including any securities or other property issued by Lion Oil or its successor, then such distribution shall for purposes of the Warrants be deemed to be an Extraordinary Cash Dividend and the number of Warrant Shares shall be adjusted as provided in Section 10.1(c) hereof and the Warrant Price shall be adjusted, in accordance with the formula set forth above in this Section 10.1(b), as if such Holder had exercised the Warrant immediately prior to the Determination Date for such distribution.  For purposes of applying the formula set forth above, the value of “F” shall be equal to fair market value of such securities as determined in good faith by the Company’s Board of Directors.

(c)  Adjustment of Number of Shares.  Upon each adjustment of the Warrant Price as a result of the calculations made in Section 10.1(b), each Warrant outstanding prior to the making of the adjustment in the Warrant Price shall thereafter evidence the right to purchase, at the adjusted Warrant Price, that number of Warrant Shares obtained by (i) multiplying the number of Warrant Shares purchasable upon exercise of such Warrant immediately prior to such adjustment of the number of Warrant Shares by the Warrant

Price in effect immediately prior to such adjustment of the Warrant Price and (ii) dividing the product so obtained by the Warrant Price in effect immediately after such adjustment of the Warrant Price.

(d)  Adjustment for Issuance of Capital Stock.  Except as set forth in Section 10.1(a) above and except for the issue of shares pursuant to any stock option or incentive plan of the Company adopted by the Company’s Board of Directors and approved by the Company’s stockholders or pursuant to the conversion of the Company’s outstanding Series B Redeemable Convertible Preferred Stock pursuant to the terms and conditions of the Company’s Series B Redeemable Convertible Preferred Stock as in effect on the date this Warrant was originally issued, if and when the Company issues or sells any Common Stock (including, rights, warrants, convertible securities or options for its capital stock) for a consideration per share less than the per share Warrant Price in effect at the time of such issue or sale, then forthwith upon such issue or sale, (i) the number of Warrant Shares for which each Warrant is exercisable will be increased to equal the product obtained by multiplying the number of shares of Common Stock for which such Warrant was exercisable immediately prior to such issue or sale, by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately after such issue or sale and (B) the denominator of which shall be the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately prior to such issue or sale plus, the number of shares of Common Stock which the aggregate amount of consideration received by the Company upon such issue or sale, if any, would have purchased at the Warrant Price in effect immediately prior to such issue or sale and (ii) the Warrant Price shall be adjusted to equal the product obtained by multiplying the Warrant Price immediately prior to such adjustment by a fraction, (A) the numerator of which shall be the number of shares of Common Stock for which such Warrant was exercisable immediately prior to the adjustment under clause (i) and (B) the denominator of which shall be the number of shares of Common Stock for which such Warrant is exercisable immediately after the adjustment under clause (i)

Section 10.2  When Adjustment May Be Deferred.  No adjustment in the Warrant Price need be made unless such adjustment would require an increase or decrease of at least 1% in the Warrant Price.  Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 10 shall be made to the nearest cent or to the nearest 1/1000th of a share, as the case may be.

Section 10.3  Notice of Adjustment.  Whenever the number or kind of Warrant Shares or the Warrant Price is adjusted (including an adjustment entitled to be deferred pursuant to Section 10.2), the Company shall promptly mail to each Holder a notice of the adjustment briefly stating the facts requiring the adjustment and the manner of computing it and the amount of the adjustment, including the number of shares of Common Stock and the kinds and amounts of other securities, cash and other property for which and the Warrant Price at which such Warrant is exercisable immediately after such adjustment and all other relevant information.

Section 10.4  Notice of Certain Transactions.  If:

(a)  the Company takes any action that would require an adjustment in the kind or number of Warrant Shares or the Warrant Price pursuant to Section 10.1; or

(b)  the Company takes any action referred to in Section 10.5; or

(c)  there is a liquidation or dissolution of the Company; or

(d)  the Company or any other person makes an offer to all holders of the outstanding Common Stock or other securities issuable upon exercise of the Warrants to purchase or exchange any shares of the outstanding Common Stock or other securities issuable upon exercise of the Warrants for cash, assets, capital stock, debt reduction or any rights, warrants, convertible securities or options to purchase securities of the Company or such other person;

then the Company shall mail to each Holder a notice stating the proposed record date for a dividend or distribution, rights offering, the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, binding share exchange, transfer, liquidation or dissolution or the initial expiration date of any such offer.  The Company shall mail the notice at least 15 days before such date.  Failure to file or mail the notice or any defect in it shall not affect the validity of the transaction.

Section 10.5  Reorganization of Company.

(a)  If the Company consolidates with or merges into, or sells or transfers (other than by mortgage or pledge) all or substantially all of its properties and assets to, another person, or the Company is a party to a merger or binding share exchange that reclassifies or changes its outstanding Common Stock or other securities issuable upon exercise of the Warrants (each, a “Reorganization”), each Warrant shall after such transaction be exercisable, upon the terms and conditions specified herein, for the kind and amount of securities or other assets (other than any securities or other property issued by Lion Oil or its successor) receivable as a result of such transaction by a holder of the number of shares of Common Stock or other securities issuable upon exercise of such Warrant that would have been purchasable upon exercise of such Warrant immediately before the effective date of such transaction (assuming that such Holder failed to exercise any rights of election with respect thereto and received per Warrant Share the kind and amount of securities, cash or other assets received per share of Common Stock by a majority or (if more than two options) plurality, as applicable, of the non–electing shares). The Company shall not effect any such transaction unless prior to or simultaneously with the consummation thereof the surviving or resulting corporation (if other than the Company) of such transaction (or, if applicable, the corporation controlling the surviving or resulting corporation or the Company, as the case may be) or the transferee of such properties and assets or other appropriate entity shall assume, by a supplemental agreement executed and delivered to each Holder, the obligation to deliver to each Holder such securities, assets or cash as, in accordance with the foregoing provisions, such holders may be entitled to purchase upon exercise of such Warrant and the other obligations of the Company under such Warrant.

(b)  Notwithstanding the foregoing, (i) if upon a Reorganization of the Company, consideration payable in exchange for shares of Common Stock consists solely of cash, or (ii) upon the dissolution, liquidation or winding up of the Company, then the Holders shall be entitled to receive distributions on the date of such event on an equal basis with the holders of the Common Stock as if the Warrants had been exercised immediately prior to such event, less the Warrant Price, and the Warrants shall be terminated and no longer of any force and effect.

(c)  If, upon a Reorganization, the Company makes a distribution to all holders of its Common Stock any of its assets (other than any securities or other property issued by Lion Oil or its successor), or debt securities or any rights, warrants, convertible securities or options to purchase securities of the Company then, from and after the record date for determining the holders of Common Stock entitled to receive the distribution, each Warrant shall be exercisable, upon the terms and conditions specified herein for the shares of Common Stock into which such Warrant was exercisable immediately prior to such record date, plus the kind and amount of securities, cash or other assets comprising the distribution that such Holder would have received if such Holder had exercised such Warrant immediately prior to the Determination Date for such distribution.

(d)  If, upon a Reorganization, the Company makes a distribution of securities or other property issued by Lion Oil or its successor to all holders of its Common Stock, then for purposes hereof such distribution shall be deemed to occur immediately before such Reorganization and be treated as an Extraordinary Cash Dividend in accordance with Section 10.1(b)(v), and the provisions of this Section 10.5 shall then apply as if the distribution of Lion Oil securities or other property was not part of the Reorganization.

Section 10.6  Certain Adjustments to the Company’s Series B Redeemable Convertible Preferred Stock.  In the event that the Company’s Series B Redeemable Convertible Preferred Stock is at any time adjusted or modified pursuant to Section 5(d)(x) of the TransMontaigne Inc. Certificate of Designations of the Series B Redeemable Convertible Preferred Stock, but the provisions of the Warrants would not result in a similar adjustment hereunder, then the Company shall similarly adjust the provisions of the Warrants so as to preserve, without dilution, the exercise rights of the Holders.

Section 10.7  Simultaneous Adjustments.  In the event that this Section 10 requires adjustments to the Warrant Price or the number and kind of Warrant Shares under more than one of Sections 10.1(a) or 10.1(b), and the effective date or the Determination Dates, as applicable, for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of Section 10.l(a), and second, the provisions of Section 10.1(b).

Section 10.8  Successive Adjustments.  After an adjustment to the Warrant Price under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to the Warrant Price or the number and kind of Warrant Shares, in each case, as so adjusted.

Section 10.9  Further Adjustments.  If after an adjustment pursuant to this Section 10, the Holder upon exercise hereof may receive shares of two or more classes or series of capital stock of the Company (which may include the Common Stock), shares of capital stock other than the Common Stock or shares of capital stock of any other person, the Warrant Price and the number and kind of Warrant Shares, in each case, shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class or series of capital stock of the Company or such other person as is contemplated by this Section 10 with respect to the Common Stock, on terms comparable to those applicable to Common Stock in this Section 10.

Section 11.                                      Fractional Interests.  The Company shall not be required to issue fractional shares of Common Stock or other securities on the exercise of any Warrant.  If any fraction of a share of Common Stock or other security would, except for the provisions of this Section 11, be issuable on the exercise of a Warrant (or any portion thereof), the Company shall pay an amount in cash equal to the then Current Market Price per share multiplied by such fraction.  Notwithstanding the provisions of this Section 11, in computing adjustments to the Warrant Price or the number and kind of shares of Common Stock, fractional shares of Common Stock shall be taken into account and any outstanding Warrant may at any time represent the right to receive upon conversion less than one share of Common Stock or some other number of shares of Common Stock which is not a whole number.

Section 12.                                      Registration Rights. The Warrants and the Warrant Shares shall be deemed “Registrable Securities” under the Registration Rights Agreement and shall have all registration rights afforded to Registrable Securities therein.

Section 13.                                      No Rights as Stockholders.  Nothing contained herein shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or to receive any notice (other than as set forth herein) as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

Section 14.                                      Notices.

(a)                                  All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by facsimile, or (iii) one business day after being deposited with a reputable next–day courier, postage prepaid, to the parties as follows:

if to the Company:

TransMontaigne Inc.
1670 Broadway, Suite 3100
Denver, Colorado 80202
Attention:  Erik B. Carlson
Facsimile No.:  (303) 626–8228

with a copy to:

Hogan & Hartson L.L.P.
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
Attention: Whitney Holmes
Facsimile No. (303) 899–7333

if to the Holder:

Record address notified to the Company by the Holder

(b)                                 The Company or any Holder by notice to each other party may designate additional or different addresses as shall be furnished in writing by such party.  Any notice or communication mailed to the Holder shall be mailed by first class mail or other equivalent means at such Holder’s address and shall be sufficiently given to such Holder if so mailed within the time prescribed.

Section 15.                                      Amendment and Waiver.  The Company and each Holder may from time to time supplement, modify or amend the provisions hereof, except, no provision hereof may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company and the Holders holding Warrants representing the right to purchase a majority of the Warrant Shares purchasable upon exercise of the then outstanding Warrants.

Section 16.                                      Successors.  All the covenants and provisions hereof by or for the benefit of the Company or the Holder shall be binding upon and shall inure to the benefit of their respective successors and assigns hereunder.

Section 17.                                      Governing Law.

(a) The validity, interpretation and performance of this Certificate and the Warrants represented hereby and any dispute arising out of, relating to or in connection with this Certificate and the Warrants represented hereby shall be governed by the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

(b) To the fullest extent permitted by applicable law, the Company and by receipt and acceptance of this Warrant each Holder (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, relating to or in connection with, this Certificate and the Warrants represented hereby shall be brought only in the United States District Court for the Southern District of New York and in any New York State court located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any other court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of New York for purposes of all legal proceedings arising out of, in relation to or in connection with, this Certificate, the Warrants represented hereby or the transactions contemplated hereby and (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 18.                                      Third Party Beneficiary.  The provisions hereof have been and are made solely for the benefit of the Company and each Holder, and their respective successors, transferees and assigns, and no other person shall acquire or have any right hereunder or by virtue hereof.

Section 19.                                      Headings.  The headings in this Certificate are for convenience only and shall not limit or otherwise affect the meaning hereof.

Section 20.                                      Severability.  If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, illegal, void or unenforceable.

Section 21.                                      Entire Agreement.  This Certificate and the other Certificates which may from time to time represent the Warrants is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.  This Certificate and the other Certificates which from time to time may represent the Warrants supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 22.                                      Attorneys’ Fees.  In any action or proceeding brought to enforce any provision hereof, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

Section 23.                                      Further Assurances.  Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals, and to do all other things, necessary for the transactions contemplated hereby on or prior to the Expiration Date.  The parties agree to take such further action and to deliver or cause to be delivered to each other after the date hereof such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out the agreements and transactions contemplated hereby and thereby.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed, all as of the day and year first above written.

TRANSMONTAIGNE INC.

	By:	/s/ Randall J. Larson

	Its:	Executive Vice President

(Corporate Seal)

Attest:

/s/ Erik B. Carlson

Secretary

ELECTION TO PURCHASE

The undersigned hereby irrevocably elects to exercise Warrants represented by this Warrant and to purchase                  shares of Common Stock of TransMontaigne Inc. upon the exercise of such Warrants, and requests that Certificates for such shares be issued and delivered as follows:

ISSUE TO:
(Name)

(Address, Including Zip Code)

(Social Security or Tax Identification Number)

DELIVER TO:
(Name)

(Address, Including Zip Code)

In payment of the purchase price for Common Stock of TransMontaigne Inc., the undersigned hereby (a) tenders payment of $               in accordance with Section 3(a) of the Warrant.  If the number of Warrant Shares hereby exercised is fewer than all the Warrant Shares represented by this Warrant, the undersigned requests that a new Warrant representing the number of full Warrant Shares not exercised to be issued and delivered as set forth below, in accordance with Section 3(b) of the Warrant:

Name of Holder or Assignee:
(Please Print)

Address:

Signature:	DATED:	, 20
(Signature must conform in all respects to name of holder as specified on the fact of this Warrant)

Signature Guaranteed:

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned represented by the within Warrant, with respect to the number of Warrant Shares set forth below:

Name of Assignee	Address	Number of Warrant Shares	Taxpayer Identification Number

and does hereby irrevocably constitute and appoint                            , Attorney, to make such transfer on the Warrant Register maintained at the principal office of the Company with full power of substitution in the premises.

Dated:	20
Signature
(Signature must conform in all respects to name of holder as specified on the face of this Warrant).

Signature Guaranteed: